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             EXHIBIT 12.1 - COMPUTATION OF RATIO OF DEBT TO EBITDA

                         CONTINENTAL RESOURCES, INC.

                                                                                  PRO FORMA                         PRO FORMA
                                                                                  YEAR ENDED      THREE MONTHS     THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,          DECEMBER 31    ENDED MARCH 31,  ENDED MARCH 31
                                       -----------------------------------------------------------------------------------------
                                        1993     1994     1995     1996     1997     1997         1997     1998        1998
                                       ------   ------   ------   ------   ------   -------      ------   ------      ------
NET INCOME                              5,772    2,875    3,869   13,325   26,197    20,007       4,114    1,715         (82)

INCOME TAXES                            2,974    1,596    2,252    8,238   (8,941)   (8,941)      2,521        0           0

INTEREST EXPENSE                          314      670    2,396    4,550    4,804    15,684       1,117    2,005       3,919

AMORTIZATION OF OFFERING COSTS                                                          460                              115

DD&A                                    4,816    6,068    9,614   22,876   33,354    34,931       8,844    5,408       5,797

EXPLORATION EXPENSE                     1,996    6,338    6,184    4,513    6,807     6,806         973    1,548       1,548

LITIGATION SETTLEMENT                  (4,000)                             (7,500)   (7,500)
                                       -----------------------------------------------------------------------------------------

EBITDA(1)                              11,872   17,547   24,315   53,502   54,721    61,447      17,569   10,676      11,297

TOTAL DEBT                              7,514    6,272   44,265   54,759   79,632   153,957

TOTAL DEBT TO EBITDA                      0.6      0.4      1.8        1      1.5       2.5         N/A      N/A         N/A
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(1)  EBITDA represents earnings before interest expense, income taxes, depreciation, depletion, amortization and exploration expense, excluding proceeds from the litigation settlements. EBITDA is not a measure of cash flow as determined by generally accepted accounting principles ("GAAP").
EBITDA should not be considered as an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP or as an indicator of a company's operating performance or liquidity. Certain items excluded from EBITDA are significant components in understanding and assessing a company's financial performance, such as a company's cost of capital and tax structure, as well as historic costs of depreciable assets, none of which are components of EBITDA. The Company's computations of EBITDA may not be comparable to other similarly titled measures of other companies.
The Company believes that EBITDA is a widely followed measure of operating performance and may also be used by investors to measure the Company's ability to meet future debt service requirements, if any.